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                                                                      EXHIBIT 21

       Subsidiaries of the Registrant

       Name                               State of Incorporation or Organization

       Community First Bank & Trust                      Tennessee
       Community First Title, Inc.                       Tennessee
       Community First Capital Trust I                   Delaware